Exhibit 99.1

FINAL

SAVVIS REPORTS RECORD QUARTERLY AND ANNUAL REVENUES

Fourth Quarter Revenues Increase 24% Year Over Year

Fourth Quarter Diversified Revenue More Than Doubles Year Over Year

St. Louis, MO, February 10, 2004 — SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global managed IP and hosting services provider, today announced results for the fourth quarter and year ended December 31, 2003.

Consolidated revenues for the quarter increased 24% to a record $69.4 million versus $56.0 million for the fourth quarter of 2002. SAVVIS’ gross margin for the current quarter grew 25% to $25.2 million from $20.2 million for the same quarter of 2002.

SAVVIS’ consolidated net loss for the current quarter was $15.8 million versus net income of $17.3 million for the same quarter last year, due in part to a $39.6 million gain on extinguishment of debt resulting from the settlement of litigation with Winstar in November of 2002.

For the full year, consolidated revenues for 2003 increased to $252.9 million, from $236.0 million in 2002. Over the same period, gross margin improved to $89.3 million from $73.9 million, or to 35% of revenues in 2003 from 31% of revenues in 2002.

SAVVIS’ consolidated net loss for the year ending December 31, 2003 was $94.0 million versus net income for 2002 of $13.9 million. The net loss in 2003 versus net income in 2002 was due to an $8.1 million loss on the sale of the company’s St. Louis data center as well as a restructuring charge of $7.9 million recorded in the third quarter of 2003, and $97.9 million in gains from the extinguishment of debt associated with the March 2002 recapitalization of the company and the Winstar settlement recorded in the fourth quarter of 2002.

As previously announced on January 23, 2004, SAVVIS was approved as the purchaser of substantially all of the assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (“Cable & Wireless America” or “CWA”) for $155.0 million in cash and an estimated $25.0 million in liabilities assumed prior to closing, which is expected on or near March 5, 2004. CWA had filed for protection under Chapter 11 of the U.S. Bankruptcy Code in December of 2003.

Commenting on SAVVIS’ financial results and the CWA transaction, Rob McCormick, SAVVIS’ chairman and chief executive officer, said, “I am pleased to welcome the Cable & Wireless employees and customers to the SAVVIS team. We are excited about the opportunity to service this large customer base and look forward to offering our clients an expanded portfolio of value added managed utility services. SAVVIS continues to execute on its strategy of delivering existing and new managed services to a wide range of customers. Diversified revenue1 continues to grow and we look forward to even greater business expansion as the Cable & Wireless assets are integrated into SAVVIS’ operations.”

McCormick continued, “Early this year, we will complete development of what we believe is the industry’s first truly virtualized managed services platform. This approach solves one of the largest problems facing IT departments – massively underutilized servers and storage devices. SAVVIS’ virtualized platform is a unique combination of integrated virtualized servers, storage, appliances, and network from which our tailored, value-added services can be delivered in a utility model. The ability to purchase units of service frees up IT resources to focus on the important tasks they want to do but are stretched too thinly to accomplish – build and deliver new applications that create value and boosts competitive advantage.”

[1]	Diversified Revenue is revenue from customers other than Reuters and Moneyline Telerate.

With the addition of the CWA network and hosting assets to SAVVIS’ existing world class IP network and hosting business, SAVVIS becomes one of the world’s largest IP/hosting infrastructure services providers. The acquired assets will add over 3,000 customers and the combined entity is currently projected to have annualized revenues of approximately $700 million by year-end 2004. The purchase of the CWA assets will enable SAVVIS to expand its range of IP network services to include private line services and an expanded range of consulting and hosting infrastructure services. The transaction, which was approved by the US Bankruptcy Court on January 23, 2004, is subject to customary regulatory approvals and closing conditions. It is currently expected to close in the first quarter of 2004.

Consolidated Revenues

Consolidated revenues for the fourth quarter increased 24% year over year and grew 2% sequentially. Reuters and Moneyline Telerate revenues for the quarter decreased 20% when compared to the same quarter of 2002 and 6% sequentially.

Diversified revenue for the quarter expanded to $37.7 million, rising over 129% when compared to the fourth quarter of 2002 and increasing 11% sequentially due to strong growth in Managed Services2. Managed IP VPN diversified revenue increased 120% and Managed Hosting diversified revenue rose 462% when compared to the same quarter last year. As compared to the third quarter of 2003, Managed IP VPN diversified revenue increased 16% and Managed Hosting diversified revenue increased 2%. The considerable increases in Managed IP VPN diversified revenue were partially the result of revenues from customers acquired in the previously announced WAM!NET transaction, which closed August 1, 2003, with the remainder due to the addition of new customers and the expansion of business with existing customers. Excluding the impact of WAM!NET, Managed IP VPN diversified revenue increased 67% over the same quarter last year and 8% sequentially. The significant increase in Managed Hosting diversified revenue in the current quarter over the same quarter last year was the result of the transition of Intel Online Services (“IOS”) customers, along with steady growth in sales beyond IOS. Internet access revenue in the current quarter grew 29% over the same quarter of last year and 7% sequentially.

For the full year ending December 31, 2003, consolidated revenues increased 7% over the prior year. Reuters and Moneyline Telerate revenues3 for 2003 decreased 22% when compared 2002.

For the twelve months ending December 31, 2003, diversified revenue expanded to $115.7 million, rising over 90% when compared to 2002 due to strong growth in Managed Services. Managed IP VPN diversified revenue increased 95% and Managed Hosting diversified revenue rose 312% over the prior year. The strong growth in Managed IP VPN diversified revenue was the result of revenues from customers acquired in the WAM!NET transaction, the addition of new customers, and the expansion of business with existing customers. Excluding the impact of WAM!NET, Managed IP VPN diversified revenue rose 68% in 2003. The significant increase in Managed Hosting diversified revenue for 2003 was the result of the transition of IOS customers along with steady growth in sales beyond IOS. Internet access revenue in 2003 was flat versus the prior year.

Focus on Costs Continues

Gross margin was $25.2 million in the current quarter, versus $20.2 million in the fourth quarter of 2002 and $25.5 million in the prior quarter. As a percentage of revenues, gross margin was 36% both in current quarter and the same quarter of 2002, and 38% in the third quarter of 2003.

[2]	Managed Services include Managed IP VPN and Managed Hosting services.
[3]	Revenue for the year ending December 31, 2002 includes $2.5 million in revenues from Bridge.

Selling, general, and administrative expenses (“SG&A”) for the quarter decreased to $22.7 million, from $23.2 million in the prior quarter, and as a percentage of revenues declined to 33% from 34% in the third quarter of 2003. SG&A for the same period last year was $18.0 million, or 32% of revenues.

Jeff Von Deylen, SAVVIS’ chief financial officer, added, “SAVVIS’ financial performance is right on track. Our focus now is on closing the CWA transaction and integrating the two operations. We view the combination of SAVVIS and the CWA assets to have powerful synergies that could generate substantial infrastructure and operating savings through the optimization of the combined network and hosting operations.”

Cash Flow and Balance Sheet

Net cash generated by operating activities in the current quarter was $4.0 million, versus a net use of $7.9 million in the same quarter a year ago and $1.5 million sequentially. For the twelve months ending December 31, 2003 the company’s operating cash flow was nearly breakeven. The balance sheet and cash position continued to be on target, with Days Sales Outstanding (“DSO”) continuing to be below 20 days.

Operational Highlights

•	New customers in the fourth quarter included ValuBond, Sonic Financial Technologies, Babcock Power, EasyScreen, Watson Farley & Williams, and Walter P. Moore and Associates.

•	SAVVIS and H-P announced that they were combining their technologies, integration expertise, and managed services to deliver the industry’s first integrated service which addresses the entire workflow process, including digital content creation, management, archiving, distribution, video transport and transcoding (re-purposing video for multiple formats and audiences).

•	SAVVIS’ Financial Transaction Service (FTS) was approved as a network platform for routing order flow to NASDAQ SuperMontage using the popular FIX (Financial Information eXchange) messaging protocol.

•	SAVVIS managed media services powered the International Emmy Awards.

Financial Highlights

•	Fourth quarter revenues of $69.4 million (highest quarterly revenues in company’s history).

•	Record full year revenues of $252.9 million.

•	Net cash flow breakeven in fourth quarter.

•	Fourth quarter operating cash flow generated of $4.0 million, breakeven for the year.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a leading Managed Services Provider that delivers private IP VPNs (virtual private networks), hosting, IP voice and application services to businesses.

SAVVIS solutions are designed for industries with demanding IP requirements, including legal, media, retail, professional services, healthcare, manufacturing, and financial services. With its recent acquisition of the commercial business of WAM!NET, the company now delivers fully managed media services that enable organizations to share, collaborate, store and manage content with their partners and clients, and accelerate their workflows in the process.

SAVVIS was ranked #3 in IP VPN market share by IDC in its 2003 report, trailing only AT&T and MCI/WorldCom. Known as The Network that Powers Wall StreetSM, its network reliability was declared “perfect” in Network World magazine’s groundbreaking study of backbone performance. In 2003, SAVVIS won the American Business Awards “Stevie”TM in the category of Best Customer Service Organization. SAVVIS’ managed hosting services were awarded the Service Provider Excellence Award by Boardwatch magazine for its virtualized approach to managed hosting, and the Market Engineering Award from Frost & Sullivan for product differentiation and innovation.

For more information about SAVVIS’ Intelligent IP NetworkSM and managed hosting solutions, visit: http://www.savvis.net. For information about WAM!NET visit: www.wamnet.com.

Financial tables to follow.

A copy of this release and associated tables will be available on www.savvis.net. The quarterly earnings conference call will take place on February 10, 2004 at 9:00 AM Eastern and will be available on http://www.savvis.net/company/investors/index.html. Investors should then click on the Conference Calls section. The presentation for the call will be under the Presentations section. Please call 888-405-4399 (domestic) or 610-769-3888 (international). The passcode is “SAVVIS NEWS” and the conference leader is Nancy Bridgman Lysinger. A replay of the call will begin one hour after the end of the call on Tuesday, February 10, 2004 and will continue until 10:00 p.m. eastern on Tuesday, February 17, 2004. To access the replay, dial 888-566-0121 (domestic) or 402-998-1141 (international). An audio version of the conference call will be permanently available on http://www.savvis.net/company/investors/index.html in the Audio Archives section.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could affect actual results are set forth as risk factors in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 28, 2003, and all subsequent filings.

For More Information, Investors Contact:	For More Information, Media Contact:

Nancy Bridgman Lysinger	Carter B. Cromley
VP, Treasurer and Investor Relations	Director of Public Relations
703-234-8000	703-234-8000
nancy.lysinger@savvis.net	carter.cromley@savvis.net

# # #

SAVVIS Communications Corporation

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share data)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2003		2002		2003		2002
TOTAL REVENUES (1)	$69,398		$55,956		$252,871		$236,004
Data communications and operations expenses (2)	44,149		35,800		163,606		162,078

GROSS MARGIN	25,249		20,156		89,265		73,926
Gross margin percentage		36%		36%		35%		31%

Sales, general, and administrative expenses	22,748		18,010		90,498		67,821
Depreciation and amortization	10,918		15,997		55,346		60,621
Asset impairment and other write-downs of assets	—		3,684		—		4,684
Restructuring charges	—		—		7,903		—
Loss on sale of data center	—		—		8,106		—
Non-cash equity-based compensation	6,005		2,705		13,989		10,952

TOTAL OTHER OPERATING EXPENSES	39,671		40,396		175,842		144,078

LOSS FROM OPERATIONS	(14,422)		(20,240)		(86,577)		(70,152)

NON-OPERATING INCOME / (EXPENSES):
Net interest expense and other	(1,329)		(2,050)		(7,456)		(11,003)
Gain on extinguishment of debt	—		39,574		—		97,859

TOTAL NON-OPERATING INCOME / (EXPENSES)	(1,329)		37,524		(7,456)		86,856

INCOME / (LOSS) FROM OPERATIONS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(15,751)		17,284		(94,033)		16,704
Cumulative effect of change in accounting principle	—		—		—		(2,772)

NET INCOME / (LOSS)	(15,751)		17,284		(94,033)		13,932
Accreted and deemed dividend on preferred stock	(8,688)		(7,757)		(33,323)		(74,498)

NET INCOME / (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(24,439)		$9,527		$(127,356)		$(60,566)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (3)	96,119,938		93,691,457		94,738,124		93,558,891
BASIC INCOME / (LOSS) PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (3)	$(0.25)		$0.10		$(1.34)		$(0.62)
Cumulative effect of change in accounting principle	—		—		—		(0.03)

BASIC INCOME / (LOSS) PER COMMON SHARE	$(0.25)		$0.10		$(1.34)		$(0.65)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (3)	96,119,938		381,828,542		94,738,124		93,558,891
DILUTED INCOME / (LOSS) PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (3)	$(0.25)		$0.05		$(1.34)		$(0.62)
Cumulative effect of change in accounting principle	—		—		—		(0.03)

DILUTED INCOME / (LOSS) PER COMMON SHARE	$(0.25)		$0.05		$(1.34)		$(0.65)

(1)	Includes $19,636 and $82,748 from affiliates for the three and twelve months ended December 31, 2003, respectively, and $22,771 and $104,708 from affiliates for the three and twelve months ended December 31, 2002, respectively.
(2)	Exclusive of depreciation shown separately below.
(3)	As the effects of including the incremental shares associated with options are antidilutive, they are not included in the weighted average common shares outstanding.

SAVVIS Communications Corporation

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2003	December 31, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,173	$32,159
Trade accounts receivable, net (including affiliated parties)	11,305	15,117
Prepaid expenses and other current assets	5,149	3,810

TOTAL CURRENT ASSETS	44,627	51,086

Property and equipment, net	59,357	129,262
Restricted cash	7,843	6,384
Intangibles, net and other non-current assets	12,796	9,742

TOTAL ASSETS	$124,623	$196,474

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) / EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,771	$28,528
Current portion of capital lease obligations	315	2,705
Other accrued liabilities	22,629	15,469

TOTAL CURRENT LIABILITIES	49,715	46,702

Capital lease obligations, net of current portion	56,587	62,444
Other accrued liabilities	19,248	10,411

TOTAL LIABILITIES	125,550	119,557

STOCKHOLDERS’ (DEFICIT) / EQUITY:
Preferred stock	243,334	217,006
Common stock	965	941
Additional paid-in capital	330,890	351,772
Accumulated deficit	(572,465)	(478,432)
Deferred compensation	(1,438)	(12,270)
Treasury stock, at cost	(16)	(16)
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustment	(2,197)	(2,084)

TOTAL STOCKHOLDERS’ (DEFICIT) / EQUITY	(927)	76,917

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) / EQUITY	$124,623	$196,474

SAVVIS Communications Corporation

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002
OPERATING ACTIVITIES:
Net income / (loss)	$(15,751)	$17,284	$(94,033)	$13,932
Reconciliation of net income / (loss) to net cash used in operating activities:
Gain on extinguishment of debt	—	(39,574)	—	(97,859)
Asset impairment and other write-downs of assets	—	3,684	—	4,684
Restructuring charges			7,903	—
Loss on sale of data center	—	—	8,106	—
Cumulative effect of change in accounting principle	—	—	—	2,772
Accrued interest	1,608	1,941	6,996	8,794
Depreciation and amortization	10,918	15,997	55,346	60,621
Non-cash equity-based compensation	6,005	2,705	13,989	10,952
Net changes in operating assets and liabilities:
Trade accounts receivable	(337)	(18,701)	3,812	1,266
Prepaid expenses and other current assets	(419)	(383)	(1,339)	663
Other non-current assets	(507)	367	1,675	2,273
Accounts payable	1,464	18,499	(4,245)	(35,589)
Other accrued liabilities	1,015	(9,694)	1,505	(17,477)

Net cash provided by / (used in) operating activities	3,996	(7,875)	(285)	(44,968)

INVESTING ACTIVITIES:
Capital expenditures	(4,114)	(1,604)	(18,824)	(5,669)
Purchase of WAM!NET assets	—	—	(3,118)	—
Proceeds from sale of data center	—	—	35,000	—

Net cash provided by / (used in) investing activities	(4,114)	(1,604)	13,058	(5,669)

FINANCING ACTIVITIES:
Issuance of preferred stock, net of issuance costs	—	—	—	97,161
Payments under capital lease obligations	(462)	(644)	(15,769)	(9,980)
Repayment of borrowings	—	(1,540)	—	(14,297)
Other	560	199	(30)	(2,268)

Net cash provided by / (used in) financing activities	98	(1,985)	(15,799)	70,616

Effect of exchange rate changes on cash and cash equivalents	(65)	(469)	(960)	(2,225)
NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(85)	(11,933)	(3,986)	17,754
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	28,258	44,092	32,159	14,405

CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,173	$32,159	$28,173	$32,159

SAVVIS Communications Corporation

Selected Condensed Consolidated Financial Information

(dollars in thousands, except employee and customer information)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues by customer:
Diversified revenues
Managed IP VPN	$22,342	$19,325	$10,151	$66,822	$34,344
Managed Hosting	9,583	9,437	1,706	28,745	6,979
Internet Access	4,902	4,569	3,786	16,942	16,489
Other	911	770	816	3,190	3,197

Subtotal	$37,738	$34,101	$16,459	$115,699	$61,009

Reuters SA and Moneyline Telerate (1)	31,660	33,821	39,497	137,172	174,995

Total revenues	$69,398	$67,922	$55,956	$252,871	$236,004

EBITDA reconciliation:
Operating loss	$(14,422)	$(21,705)	$(20,240)	$(86,577)	$(70,152)

Depreciation and amortization	10,918	13,281	15,997	55,346	60,621
Non-cash equity based compensation	6,005	2,660	2,705	13,989	10,952
Asset impairment and other write-downs of assets	—	—	3,684	—	4,684
Restructuring charges	—	—	—	7,903	—
Loss on sale of data center	—	8,106	—	8,106	—

Adjusted EBITDA (2)	$2,501	$2,342	$2,146	$(1,233)	$6,105

Other consolidated operating data:
Number of customers	3,598	3,593	1,896
Number of employees	993	1,007	825

(1)	Includes $2,464 in revenues from Bridge for the twelve months ended December 31, 2002.
(2)	“Adjusted EBITDA” is operating earnings before depreciation, amortization, non-cash equity-based compensation, asset impairment and restructuring charges, and loss on sale of data center. We have included information concerning adjusted EBITDA because our management believes that in our industry such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of adjusted EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.